Exhibit 4.4

Equity Transfer Agreement

This agreement is jointly signed by the following parties on May 28, 2025 in Shanghai.

Transferor: ABLEVIEW BRANDS LIMITED (hereinafter referred to as Party A)

Transferee: Hong Kong Bohua Development Co., Ltd. (hereinafter referred to as Party B)

Shanghai Jingyue Trading Co., Ltd. (hereinafter referred to as the Target Company) has a registered capital of 15 million RMB, with ABLEVIEW BRANDS LIMITED contributing 15 million RMB, holding 100%. According to relevant laws and regulations, after friendly consultation among the parties to this agreement, the following terms are reached:

Article 1 (Subject of Equity Transfer and Transfer Price)

1. Party A will transfer 100.00% of the equity it holds in the Target Company to Party B for a consideration of 0 RMB.

2. Other rights attached to the equity shall be transferred along with the equity.

3. Party B shall pay the full amount of the equity transfer price to Party A within 7 days from the date of signing this agreement.

Article 2 (Commitments and Warranties)

Party A warrants that the equity transferred to Party B under Article 1 of this agreement is legally owned by Party A, and Party A has full and effective disposal rights. Party A also warrants that the equity it transfers has not been subject to any pledge or other security rights and is not subject to any claims by any third party.

Article 3 (Liability for Breach of Contract)

If any party to this agreement fails to properly and fully perform its obligations as stipulated in this agreement, it shall bear the liability for breach of contract. Any damage consequences arising from the breach of contract by one party and the negative responsibilities brought to the non-breaching party shall be borne by the breaching party to the non-breaching party.

Article 4 (Method of Dispute Resolution)

This agreement is subject to and governed by the relevant laws of the People’s Republic of China and shall be interpreted in accordance with such laws.

Any dispute arising from or in connection with this agreement shall be resolved through friendly consultation between the parties. If consultation fails, the dispute shall be submitted to the Shanghai Arbitration Commission for arbitration / directly to the People’s Court for litigation.

Article 5 (Others)

1. This agreement is made in triplicate, with each party holding one copy and the Target Company holding one copy for use in handling relevant procedures.

2. This agreement shall come into effect upon the signature of all parties.

ABLEVIEW BRANDS LIMITED

By:	/s/ Jing Tang
Name:	Jing Tang
Title:	Director

HONG KONG BOHUA DEVELOPMENT CO., LTD.

By:	/s/ Seal affixed
Date:	May 28, 2025